UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2026

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12010 Sunset Hills Road Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 676-4300

Not Applicable

(Former Name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SAIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2026, Science Applications International Corporation (the “Company”) announced that David Benson and David Cush were appointed as members of the Board of Directors of the Company (the “Board”) for an initial term beginning on August 20, 2026 (the “Effective Date”) and expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”). In connection with the appointment of Mr. Benson and Mr. Cush to the Board, the Company increased the size of the Board from ten to twelve members. As of the Effective Date, Mr. Benson and Mr. Cush will each serve as members of the Audit Committee. In addition, Mr. Benson will serve on the Human Resources and Compensation Committee, and Mr. Cush will serve on the Nominating and Corporate Governance Committee.

Mr. David C. Benson is a seasoned financial services executive and former President of Federal National Mortgage Association (“Fannie Mae”), where he spent more than two decades in leadership roles across finance, capital markets, and enterprise operations. As President from 2018 to 2024, he oversaw all revenue-generating businesses and corporate functions, managing more than $25 billion in annual revenue and approximately 8,000 employees. He also served as Interim CEO in 2022 and previously held roles including Chief Financial Officer from 2013 to 2018 (and again in 2021), helping lead the company to record levels of profitability while modernizing financial reporting infrastructure and strengthening financial discipline. He also served as Executive Vice President of Capital Markets and as Treasurer, managing one of the largest corporate debt and derivatives programs in the United States. During the financial crisis and its aftermath, he played a central role in transforming the company’s business model while navigating the government conservatorship that began in 2008. Before joining Fannie Mae, he spent 14 years in leadership roles within Merrill Lynch’s institutional fixed-income businesses in New York and London.

Mr. Benson currently serves on the boards of Essent Group Ltd (NYSE: ESNT) and Opendoor Technologies Inc. (Nasdaq: OPEN). He earlier served on the Board of Managers of U.S. Fintech (formerly Common Securitization Solutions) and the Board of Directors of Fannie Mae (OTC: FNMA). Mr. Benson holds an MBA from Stanford Graduate School of Business, an M.D. from Harvard Medical School, and a B.S. in Psychobiology from UCLA.

Mr. Cush brings more than 30 years of executive leadership and board experience across the aviation, transportation, and consumer-facing, asset-intensive sectors. Most recently, Mr. Cush served as Chief Executive Officer and on the Board Director of Service King Collision (2018–2022), where he led the operational transformation and financial restructuring of a 330-location national collision-repair company, navigating pandemic-related disruption, recapitalization, and eventual sale. From 2007 to 2016, Mr. Cush served as President, Chief Executive Officer and on the Board Director of Virgin America (Nasdaq: VA), where he led the company from startup phase through its initial public offering and its subsequent $4 billion sale to Alaska Airlines. Under his leadership, Virgin America became one of the industry’s top-rated carriers for product innovation, customer experience, and operational performance, and generated a 2.5x return to shareholders.

From 1998 to 2007, Mr. Cush spent more than two decades at American Airlines (Nasdaq: AAL) in progressively senior leadership positions spanning global sales, distribution, alliances, operations, planning and finance, culminating as Senior Vice President of Global Sales and Distribution. In addition, Mr. Cush also previously served as Chief Operating Officer of Aerolíneas Argentinas from 1998 to 2000, where he led operations, sales, and marketing during a period of restructuring and modernization.

In addition to his executive and board roles listed above, Mr. Cush has served on several public and private boards including Southwest Airlines (NYSE: LUV), Vought Aircraft, and Vive Collision. He also serves on a variety of nonprofit boards. Mr. Cush holds a Master of Business Administration and Bachelor’s degrees from Southern Methodist University.

In connection with their service on the Board, Mr. Benson and Mr. Cush will be entitled to receive the standard annual cash and equity compensation paid to all non-employee directors of the Company, pro-rated until the 2027 Annual Meeting, and to participate in the Company’s Deferred Compensation Plan, which allows directors to defer 100% of the cash retainer and meeting fees they receive in connection with their service as a member of the Board.

There are no arrangements or understandings between Mr. Benson, Mr. Cush, and any other persons pursuant to which Mr. Benson or Mr. Cush were selected as directors of the Company. There are no relationships or related transactions between Mr. Benson, Mr. Cush or any members of their immediate family and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Date: August 10, 2026	By:	/s/ Hilary L. Hageman
Hilary L. Hageman
Executive Vice President, General Counsel and Corporate Secretary

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